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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO MUNICIPAL OPPORTUNITY TRUST

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Municipal Opportunity Trust (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                              Votes     Votes
               Matters                         For     Withheld
               -------                      ---------- ---------
               (1). James T. Bunch......... 51,953,669 4,593,893
                    Bruce L. Crockett...... 52,086,880 4,460,682
                    Rodney F. Dammeyer..... 52,034,963 4,512,599
                    Jack M. Fields......... 52,061,132 4,486,430
                    Martin L. Flanagan..... 52,070,804 4,476,758

               (2). David C. Arch..........      3,676         0